EXHIBIT 99.1

5BARz International Inc. Engages Marcum LLP as Auditor for the Company

Seattle, Washington March 13, 2013 -- 5BARz International Inc. (OTCBB: BARZ), (Boerse- Berlin: O5B), (www.5BARz.com) ("5BARz" or “the Company").

5BARz International Inc. is pleased to announce the engagement of Marcum, LLP as its independent registered public accountant for the Company. Marcum, LLP is one of the largest nationally recognized independent public accounting and advisory firms in the nation.

Having recently engaged the Maxim Group as investment banking advisors to the Company, we agreed to expand our independent accountant role to a firm with a national recognition and global reach. We now look forward to working with Marcum LLP for our independent accountant and advisory services, as the Company moves forward and expands upon our business developments.

5BARz International Inc.

5BARz International Inc. along with its consolidated subsidiaries are in the process of developing the global commercialization of a patented product technology branded under the name 5BARz™ ..

5BARz™ is a cellular network infrastructure device for use in the small office, home and market places. 5BARz™ incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz™ represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity.

5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ in the US and on the Berlin Stock Exchange (www.boerse-berlin.com) under symbol "O5B.")

On behalf of the Board of Directors

"Mr. Daniel Bland" CEO & Director

5BARz International Inc.

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward -- looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward -- looking statements whether as a result of new information, future events or otherwise.

Contact:

Investor Relations – 877-723-7255

IR@5BARz.com